                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                           Rural Cellular Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                 Class A Common Stock, $0.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    781904107
--------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)

                                   Cynthia Clarfield Hess
                                   Perkins Coie LLP
                                   101 Jefferson Drive
                                   Menlo Park, California
                                   94025-1114
                                   (650) 838-4300

--------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                  May 23, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]   Rule 13d-1(b)

[X]   Rule 13d-1(c)

[ ]   Rule 13d-1(d)

                         (Continued on following pages)
                              (Page 1 of 14 Pages)


------------

        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

        The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
                                (AMENDMENT NO. 1)


CUSIP NO. 781904107
--------------------------------------------------------------------------------
          Names of Reporting Persons
   1      I.R.S. Identification Nos. of above persons (entities only)
          Kevin Douglas
--------------------------------------------------------------------------------
          Check the Appropriate Box if a Member of a Group (See Instructions)
   2              (a)  [ ]
                  (b)  [X] Joint Filing
--------------------------------------------------------------------------------
   3      SEC Use Only
--------------------------------------------------------------------------------
          Citizenship or Place of Organization
   4      United States
--------------------------------------------------------------------------------
    NUMBER OF       5   Sole Voting Power            -0-
                    ------------------------------------------------------------
      SHARES
   BENEFICIALLY     6   Shared Voting Power          1,142,500
     OWNED BY       ------------------------------------------------------------
       EACH         7   Sole Dispositive Power              -0-
    REPORTING       ------------------------------------------------------------
      PERSON        8   Shared Dispositive Power            1,142,500
       WITH
--------------------------------------------------------------------------------
          Aggregate Amount Beneficially Owned by Each Reporting Person
   9      1,142,500
--------------------------------------------------------------------------------
   10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares   [ ]
--------------------------------------------------------------------------------
   11     Percent of Class Represented by Amount in Row (9)  10.2%(1)
--------------------------------------------------------------------------------
          Type of Reporting Person
   12     IN
--------------------------------------------------------------------------------

(1) Calculated based on 11,193,622 shares of Rural Cellular Corporation's Class A Common Stock outstanding as of May 8, 2002, as reported in its quarterly report on Form 10-Q for the quarter ended March 31, 2002 and filed with the Securities and Exchange Commission on May 15, 2002.

                                  SCHEDULE 13G
                                (AMENDMENT NO. 1)


CUSIP NO. 781904107
--------------------------------------------------------------------------------
          Names of Reporting Persons
   1      I.R.S. Identification Nos. of above persons (entities only)
          Douglas Family Trust(1)
--------------------------------------------------------------------------------
          Check the Appropriate Box if a Member of a Group (See Instructions)
   2              (a) [ ]
                  (b) [X] Joint Filing
--------------------------------------------------------------------------------
   3      SEC Use Only
--------------------------------------------------------------------------------
          Citizenship or Place of Organization
   4      California
--------------------------------------------------------------------------------

    NUMBER OF       5   Sole Voting Power            -0-
                    ------------------------------------------------------------
      SHARES        6   Shared Voting Power          1,142,500
   BENEFICIALLY
     OWNED BY       ------------------------------------------------------------
       EACH         7   Sole Dispositive Power              -0-
    REPORTING       ------------------------------------------------------------
      PERSON        8   Shared Dispositive Power            1,142,500
       WITH
--------------------------------------------------------------------------------
          Aggregate Amount Beneficially Owned by Each Reporting Person
   9      1,142,500
--------------------------------------------------------------------------------
   10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares   [ ]
--------------------------------------------------------------------------------
   11     Percent of Class Represented by Amount in Row (9)  10.2%(2)
--------------------------------------------------------------------------------
          Type of Reporting Person
   12     OO
--------------------------------------------------------------------------------

(1) James E. Douglas, Jr. and Jean A. Douglas, husband and wife, are trustees.

(2) Calculated based on 11,193,622 shares of Rural Cellular Corporation's Class A Common Stock outstanding as of May 8, 2002, as reported in its quarterly report on Form 10-Q for the quarter ended March 31, 2002 and filed with the Securities and Exchange Commission on May 15, 2002.

                                  SCHEDULE 13G
                                (AMENDMENT NO. 1)


CUSIP NO. 781904107
--------------------------------------------------------------------------------
          Names of Reporting Persons
   1      I.R.S. Identification Nos. of above persons (entities only)
          James Douglas and Jean Douglas Irrevocable Descendants' Trust(1)
--------------------------------------------------------------------------------
          Check the Appropriate Box if a Member of a Group (See Instructions)
   2              (a) [ ]
                  (b) [X] Joint Filing
--------------------------------------------------------------------------------
   3      SEC Use Only
--------------------------------------------------------------------------------
          Citizenship or Place of Organization
   4      California
--------------------------------------------------------------------------------
    NUMBER OF       5   Sole Voting Power            -0-
                    ------------------------------------------------------------
      SHARES        6   Shared Voting Power          1,142,500
   BENEFICIALLY
     OWNED BY       ------------------------------------------------------------
       EACH         7   Sole Dispositive Power        -0-
    REPORTING       ------------------------------------------------------------
      PERSON        8   Shared Dispositive Power     1,142,500
       WITH
--------------------------------------------------------------------------------
          Aggregate Amount Beneficially Owned by Each Reporting Person
   9      1,142,500
--------------------------------------------------------------------------------
   10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares   [ ]
--------------------------------------------------------------------------------
   11     Percent of Class Represented by Amount in Row (9)  10.2%(2)
--------------------------------------------------------------------------------
          Type of Reporting Person
   12     OO
--------------------------------------------------------------------------------

(1)     Kevin Douglas and Michelle Douglas, husband and wife, are trustees.

(2) Calculated based on 11,193,622 shares of Rural Cellular Corporation's Class A Common Stock outstanding as of May 8, 2002, as reported in its quarterly report on Form 10-Q for the quarter ended March 31, 2002 and filed with the Securities and Exchange Commission on May 15, 2002.

                                  SCHEDULE 13G
                                (AMENDMENT NO. 1)


CUSIP NO. 781904107
--------------------------------------------------------------------------------
          Names of Reporting Persons
   1      I.R.S. Identification Nos. of above persons (entities only)
          James E. Douglas, III
--------------------------------------------------------------------------------
          Check the Appropriate Box if a Member of a Group (See Instructions)
   2              (a) [ ]
                  (b) [X]  Joint Filing
--------------------------------------------------------------------------------
   3      SEC Use Only
--------------------------------------------------------------------------------
          Citizenship or Place of Organization
   4      United States
--------------------------------------------------------------------------------
    NUMBER OF       5   Sole Voting Power            -0-
                    ------------------------------------------------------------
      SHARES        6   Shared Voting Power          1,142,500
   BENEFICIALLY
     OWNED BY       ------------------------------------------------------------
       EACH         7   Sole Dispositive Power        -0-
    REPORTING       ------------------------------------------------------------
      PERSON        8   Shared Dispositive Power     1,142,500
       WITH
--------------------------------------------------------------------------------
          Aggregate Amount Beneficially Owned by Each Reporting Person
   9      1,142,500
--------------------------------------------------------------------------------
   10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
--------------------------------------------------------------------------------
   11     Percent of Class Represented by Amount in Row (9)  10.2%(1)
--------------------------------------------------------------------------------
          Type of Reporting Person
   12     IN
--------------------------------------------------------------------------------

(1) Calculated based on 11,193,622 shares of Rural Cellular Corporation's Class A Common Stock outstanding as of May 8, 2002, as reported in its quarterly report on Form 10-Q for the quarter ended March 31, 2002 and filed with the Securities and Exchange Commission on May 15, 2002.

                                  SCHEDULE 13G
                                (AMENDMENT NO. 1)


CUSIP NO. 781904107
--------------------------------------------------------------------------------
          Names of Reporting Persons
   1      I.R.S. Identification Nos. of above persons (entities only)
          Cynthia Douglas
--------------------------------------------------------------------------------
          Check the Appropriate Box if a Member of a Group (See Instructions)
   2              (a) [ ]
                  (b) [X] Joint Filing
--------------------------------------------------------------------------------
   3      SEC Use Only
--------------------------------------------------------------------------------
          Citizenship or Place of Organization
   4      United States
--------------------------------------------------------------------------------
    NUMBER OF       5   Sole Voting Power            -0-
                    ------------------------------------------------------------
      SHARES        6   Shared Voting Power          1,142,500
   BENEFICIALLY
     OWNED BY       ------------------------------------------------------------
       EACH         7   Sole Dispositive Power        -0-
    REPORTING       ------------------------------------------------------------
      PERSON        8   Shared Dispositive Power     1,142,500
       WITH
--------------------------------------------------------------------------------
          Aggregate Amount Beneficially Owned by Each Reporting Person
   9      1,142,500
--------------------------------------------------------------------------------
   10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
--------------------------------------------------------------------------------
   11     Percent of Class Represented by Amount in Row (9)  10.2%(1)
--------------------------------------------------------------------------------
          Type of Reporting Person
   12     IN
--------------------------------------------------------------------------------

(1) Calculated based on 11,193,622 shares of Rural Cellular Corporation's Class A Common Stock outstanding as of May 8, 2002, as reported in its quarterly report on Form 10-Q for the quarter ended March 31, 2002 and filed with the Securities and Exchange Commission on May 15, 2002.

ITEM 4. OWNERSHIP

        Reference is made to Rows 5-9 and 11 of each of the cover pages of this
Schedule 13G/A, which Rows are incorporated by reference herein. According to Rural Cellular Corporation's quarterly report on Form 10-Q for the quarter ended March 31, 2002, as filed with the Securities and Exchange Commission on May 15, 2002, there were 11,193,622 shares of its Class A Common Stock outstanding as of May 8, 2002. As of the date of filing of this Schedule 13G/A, the following reporting persons hold directly the following number of shares of Rural Cellular Corporation's Class A Common Stock:

                                                       CLASS A COMMON STOCK
        REPORTING PERSON                                   DIRECTLY HELD
        ----------------                               --------------------
        Kevin Douglas                                         533,700

        Douglas Family Trust                                  263,800

        James Douglas and Jean Douglas
        Irrevocable Descendants' Trust                        215,000

        James E. Douglas, III                                  65,000

        Cynthia Douglas                                        65,000
                                                            ---------
        Total                                               1,142,500

        Each of the reporting persons may be deemed a member of a group that shares voting and dispositive power over all of the above securities. Although the reporting persons are reporting such securities as if they were members of a group, the filing of this Schedule 13G/A shall not be construed as an admission by any reporting person that such person is a beneficial owner of any securities other than those directly held by such person.

ITEM 10. CERTIFICATION

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

        Date:  May 30, 2002                   /s/ Kevin Douglas
                                            -------------------------
                                            Kevin Douglas

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

        Date:  May 30, 2002                 DOUGLAS FAMILY TRUST



                                            By:  /s/ James E. Douglas, Jr.
                                               ---------------------------
                                                   James E. Douglas, Jr.
                                            Title: Trustee


                                            By:  /s/ Jean A. Douglas
                                               ---------------------
                                                   Jean A. Douglas
                                            Title: Trustee

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

        Date:  May 30, 2002                 JAMES DOUGLAS AND JEAN DOUGLAS
                                            IRREVOCABLE DESCENDANTS' TRUST



                                            By:   /s/ Kevin Douglas
                                               -------------------------
                                                   Kevin Douglas
                                            Title: Trustee


                                            By:  /s/ Michelle Douglas
                                               -------------------------
                                                   Michelle Douglas
                                            Title: Trustee

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

        Date:  May 30, 2002                   /s/ James E. Douglas, III
                                            ---------------------------
                                            James E. Douglas, III

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

       Date:  May 30, 2002                    /s/ Cynthia Douglas
                                            ---------------------
                                            Cynthia Douglas

                                    EXHIBIT A

                             JOINT FILING AGREEMENT

        This Joint Filing Agreement (this "Agreement") hereby confirms the agreement by and among all of the undersigned that the Schedule 13G/A to which this Agreement is attached as Exhibit A with respect to the beneficial ownership of the undersigned of shares of Rural Cellular Corporation's Class A Common Stock, $0.01 par value per share, is being filed on behalf of each of the undersigned. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        Date:  May 30, 2002                   /s/ Kevin Douglas
                                            ------------------------------
                                            Kevin Douglas


        Date:  May 30, 2002                 DOUGLAS FAMILY TRUST


                                            By:  /s/ James E. Douglas, Jr.
                                               ---------------------------
                                                   James E. Douglas, Jr.
                                            Title: Trustee


                                            By:  /s/ Jean A. Douglas
                                               ---------------------------
                                                   Jean A. Douglas
                                            Title: Trustee


        Date:  May 30, 2002                 JAMES DOUGLAS AND JEAN DOUGLAS
                                            IRREVOCABLE DESCENDANTS' TRUST


                                            By:  /s/ Kevin Douglas
                                               ---------------------------
                                                   Kevin Douglas
                                            Title: Trustee


                                            By:  /s/ Michelle Douglas
                                               ---------------------------
                                                   Michelle Douglas
                                            Title: Trustee

        Date:  May 30, 2002                   /s/ James E. Douglas, III
                                            ------------------------------
                                            James E. Douglas, III


        Date:  May 30, 2002                   /s/ Cynthia Douglas
                                            ------------------------------
                                            Cynthia Douglas